                                                 Exhibit 11.2


                              EARNINGS PER SHARE
                          FULLY DILUTED COMPUTATION
              ($ in millions except share and per share amounts)


                                              Nine Months Ended
                                                   March 31,
                                             1996           1995
- --------------------------------------------------------------------
Basis for computation of earnings per
  common and common equivalent shares:
    Earnings from continuing operations      $124.7         $108.9
    Deduct dividends on 4 Percent
      cumulative preferred stock                (.3)           (.3)
                                             -------        -------
    Earnings from continuing operations
      available to common shareholders        124.4          108.6
    Discontinued operations                    20.2           11.8
                                             -------        -------
   Available for common shareholders         $144.6         $120.4
                                             =======        =======



Number of shares:
  Weighted average shares outstanding        75,508,512     76,681,341
  Shares issuable upon exercise of
    stock options, net of shares assumed
    to be repurchased                         1,170,582        961,800
                                             ----------     ----------
                                             76,679,094     77,643,141
                                             ==========     ==========




Earnings per common share:
  Continuing operations                        $1.62          $1.40
  Discontinued operations                        .26            .15
                                               -----          -----
  Net earnings                                 $1.88          $1.55
                                               =====          =====

